Exhibit (e)(2)

Appendix A

to Distribution Agreement

(Legg Mason Partners Variable Income Trust)

Updated as of March 21, 2023

Western Asset Variable Global High Yield Bond

Portfolio Western Asset Core Plus VIT Portfolio

Western Asset Long Credit VIT